SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Altis Limited Alternative Strategy Fund, LLC

Address of Principal Business Office (no; Street, City, State Zip Code):

12835 East Arapahoe Road
Tower 1, 8th Floor
Englewood, Colorado  80112

Telephone Number (including area code):     (303) 397-1963

Name and address of agent for service of process:

Altis Limited Alternative Strategy Fund, LLC
Gordon Dihle
President
12835 East Arapahoe Road
Tower 1, 8th Floor
Englewood, Colorado  80112

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to section 8(b) of the Investment Company Act of 1940 concurrently with the filing for form N-8A:

Yes      x        No
        ---              ---

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Englewood and State of Colorado on this 15th day of July, 2002.

                                    ALTIS LIMITED ALTERNATIVE STRATEGY FUND, LLC
                                    (Name of Registrant)



                                    By: /s/  Gordon Dihle
                                       -----------------------------------------
                                       Name:    Gordon Dihle
                                       Title:   President

Attest:  /s/ Donna J. Flemming
         --------------------------------

Secretary
Altis Limited Alternative Strategy Fund, LLC
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                  (Title)